UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 17, 2003

                             Oneida Financial Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)
                                        -

        Federal                           000-25101              16-1561678
 ----------------------------      -----------------------   ------------------
 (State or other jurisdiction        (SEC File Number)        (I.R.S. Employer
     of incorporation)                                       Identification No.)

                  182 Main Street, Oneida, New York 13421-1676
                  --------------------------------------------
                    (Address of principal executive offices)
                    ----------------------------------------

       Registrant's telephone number, including area code: (315) 363-2000


                                 Not Applicable
    -------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

                           CURRENT REPORT ON FORM 8-K
                           --------------------------

Item 1. Changes in Control of Registrant
        --------------------------------

                  Not Applicable

Item 2. Acquisition or Disposition of Assets
        -------------------------------------

                  Not applicable.

Item 3. Bankruptcy or Receivership
        --------------------------

                  Not applicable.

Item 4. Changes in Registrant's Certifying Accountant
        ---------------------------------------------

                  Not applicable.

Item 5. Other Events
        ------------

                  Not applicable.

Item 6. Resignations of Registrant's Directors
        ---------------------------------------

                  Not Applicable.

Item 7. Financial Statements and Exhibits
        ---------------------------------

               (a)  No financial statements of businesses acquired are required.

               (b)  No pro forma financial information is required.

               (c) Attached as an exhibit is Oneida Financial Corp.'s (the "Company") news release announcing its March 31, 2003 earnings.

Item 8.           Change in Fiscal Year
                  ---------------------

                  Not applicable.

Item 9. Regulation FD Disclosure - Information provided pursuant to Item 12
        -------------------------

          The Company announced its March 31, 2003 financial results by release. The press release is included as an exhibit.

                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       Oneida Financial Corp.


DATE:  April 17, 2003                  By: /s/ Michael R. Kallet
                                           -------------------------------------
                                           Michael R. Kallet
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX
                                  -------------

99.1       News release dated April 17, 2003 announcing March 31, 2003 earnings.

News Release

Release Date: Thursday, April 17, 2003

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President and Chief Financial
              Officer

Phone:        (315) 366-3702

--------------------------------------------------------------------------------

     Oneida  Financial  Corp.  Reports  2003  First  Quarter  Operating  Results
     ---------------------------------------------------------------------------
(unaudited) Oneida, NY, April 17, 2003- Oneida Financial Corp.  (NASDAQ:  ONFC),
----------
the parent company of The Oneida Savings Bank, has announced record first quarter operating results. Net income for the three months ending March 31, 2003 was $870,000, or $0.18 basic earnings per share compared to $613,000, or $0.13 basic earnings per share, for the three months ended March 31, 2002.
     Total assets increased $64.3 million, totaling $419.6 million at March 31, 2003, an increase of 18.1% from the March 31, 2002 level of $355.4 million. The Company's asset growth is primarily due to the acquisition of State Bank of Chittenango ("SBC") completed on June 1, 2002. SBC is a commercial bank with two banking offices headquartered in Chittenango, New York. Assets acquired as a result of the acquisition totaled $66.5 million. The merger of the two companies provided $26.7 million in loans receivable, net and $60.1 million in deposits. The acquisition resulted in additional goodwill and deposit intangible of approximately $6.8 million. Total Deposits increased 29.0%, an increase of $66.7 million at March 31, 2003 compared with March 31, 2002. In addition, loans receivable increased 18.8% at March 31, 2003 as compared with March 31, 2002 after recording the sale of $30.9 million in fixed rate one-to-four family residential real estate loans during the preceding twelve month period. The ratio of the loan loss allowance to loans receivable is 1.05% at March 31, 2003 compared with a ratio of 0.81% at March 31, 2002.
     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "We are pleased to report record performance of Oneida Financial during the first quarter of 2003. The integration of our bank and insurance acquisitions is complete and has significantly contributed to the growth and success of our Company." Net income for the three months ending March 31, 2003 increased 41.9% as compared with the same period during 2002. The net income improvement is primarily due to an increase in net interest income resulting from growth in earning assets and substantial improvement in the Company's net interest margin. During the first quarter of 2003 insurance sales and banking services revenue resulted in an increase in non-interest income of 30.6%. Kallet stated, "The transformation of Oneida Financial Corp. from a traditional banking franchise to a financial services company has expanded our product mix, diversified our revenue sources and improved our Company's overall financial performance."

     Interest income was $5.3 million for the first quarter of 2003; an increase of 6.2% as compared with the same period in 2002 at $5.0 million. This increase in interest income during the three months ended March 31, 2003 resulted primarily from an increase in the average balances of interest-earning assets during the current period. The increase in average balance was partially offset by a decrease in the yield on interest earning assets, given the continued decline in interest rates during the past twelve month period.
     Total interest expense decreased to $2.2 million for the three months ended March 31, 2003. This is compared with interest expense of $2.6 million during the same 2002 period. The decrease for the three months ended March 31, 2003 was due to a decrease in the cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding were $71.5 million at March 31, 2003, compared with $76.6 million in borrowings outstanding at March 31, 2002. Interest expense on deposits decreased 21.4% during the first quarter of 2003 to $1.3 million as compared with $1.7 million for the same period of 2002.
     Net interest income increased for the first quarter of 2003 to $3.1 million compared with $2.4 million for the first quarter of 2002. The increase in net interest income primarily is due to an increase in net earning assets and an increase in the net interest margin earned which was 3.40% for the three months ending March 31, 2003 as compared with 2.98% for the same period in 2002.
     Non-interest income was $2.7 million during the first quarter of 2003 compared with $2.0 million for the same 2002 period. The increase was primarily due to revenue derived from the Company's insurance agency subsidiary activities and net security gains realized. In addition, non-interest income increased as a result of an increase in income associated with the sale and servicing of fixed-rate residential real estate loans and deposit account service fee income.
     Non-interest expense was $4.4 million for the three months ended March 31, 2003 compared with $3.3 million for the three months ended March 31, 2002. The increase in non-interest expense is primarily the result of operating expenses incurred associated with our insurance agency business and operating costs resulting from the acquisition and integration of SBC. Provisions for possible loan losses during first quarter of 2003 totaled $120,000 compared with $190,000 in provisions for the same period in 2002 as the Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions.
     Shareholders' equity was $48.4 million, or 11.5% of assets at March 31, 2003 compared with $45.5 million, or 12.8% of assets, at March 31, 2002. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the period, as well as, valuation adjustments made for the Company's available for sale investment and mortgage-backed securities. These increases were partially offset by management efforts to manage the Company's capital through a combination of cash dividends and other strategies, as well as, the recognition of the Company's minimum pension liability.
     All financial information provided at and for the quarters ended March 31, 2003 and March 31, 2002 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

                                      At and for the
Selected Financial Ratios             Three Months
(unaudited)                           Ended March 31,
-----------                       ----------------------
                                    2003          2002
                                    ----          ----
Return on Average Assets            0.83%         0.69%
Return on Average Equity            7.21%         5.42%
Net Interest Margin                 3.40%         2.98%
Efficiency Ratio                   75.76%        75.90%
Non-Performing Assets to
  Total Assets (end of period)      0.12%         0.09%
Allowance for Loan Losses to
Non-Performing Loans              458.26%       480.63%
Allowance for Loan Losses to
Loans Receivable, net               1.05%         0.81%




                                           At       At             %         At
Selected Financial Data                 Mar 31,  Mar 31,       Change      Dec 31,
(in thousands except per share data)       2003   2002        '03 vs'02     2002
------------------------------------    -------------------------------------------
                                        (unaudited) (unaudited)            (audited)
Total Assets                            $419,620    $355,366    18.1%      $416,670
Loans receivable, net                    200,436     168,992    18.6%       197,896
Mortgage-backed securities                47,314      51,108    (7.4%)       39,719
Investment securities                    114,472      84,984    34.7%       123,256
Goodwill and other intangibles            12,064       4,927   144.9%        12,091
Interest bearing deposits                249,886     199,893    25.0%       245,828
Non-interest bearing deposits             46,885      30,204    55.2%        45,951
Borrowings                                71,500      76,600    (6.7%)       73,500
Shareholders' Equity                      48,360      45,537     6.2%        48,064

Book value per share
   (end of period)                      $   9.90    $   9.54     3.9%      $   9.84



                                            Three Months Ended        %          Year Ended
Selected Operating Data                  Mar 31,         Mar 31,    Change         Dec 31,
(in thousands except per share data)      2003            2002    '03 vs'02          2002
------------------------------------   --------------------------------------------------------------
                                       (unaudited)    (unaudited)               (audited)
Interest income:
   Interest and fees on loans           $ 3,525         $  3,201     10.1%      $  14,014
   Interest and dividends
      on investments                      1,760            1,765     (2.8%)         7,452
   Interest on fed funds                     39               48    (18.8%)           185
                                        --------        --------                ----------
     Total interest income              $ 5,324         $  5,014      6.2%      $  21,651
Interest expense:
   Interest on deposits                 $ 1,327            1,689    (21.4%)         6,541
   Interest on borrowings                   856              954    (10.3%)         3,627
                                        --------        --------                ---------
     Total interest expense               2,183            2,643    (17.4%)        10,168
                                        --------        --------                ---------
Net interest income                       3,141            2,371     32.5%         11,483
   Provision for loan losses                120              190    (36.8%)           164
                                        --------        --------                ---------
Net interest income after
     provision for loan losses          $  3,021        $  2,181     38.5%      $  11,319
                                        --------        --------                ---------
Total noninterest income                   2,664           2,040     30.6%          8,519
                                        --------        --------                ---------
Total noninterest expense                  4,425           3,348     32.2%         15,419
                                        --------        --------                ---------
Income before income taxes              $  1,260        $    873     44.3%      $   4,419
                                        --------        --------                ---------
Income tax provision                         390             260     50.0%          1,160
                                        --------        --------                ---------
Net income                              $    870        $    613     41.9%      $   3,196
                                        ========        ========                =========

Net income per common
   share ( EPS - Basic )                $   0.18        $   0.13     38.5%      $    0.66
                                        ========        ========                =========
Net income per common
   share ( EPS - Diluted)               $   0.17        $   0.12     41.7%      $    0.64
                                        ========        ========                =========